UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Arrival

(Name of Issuer)

Common stock

(Title of Class of Securities)

L0423Q108

(CUSIP Number)


December 31, 2021

(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]
Rule 13d-1(b)
[x]
Rule 13d-1(c)

[ ]
Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No . 12559C103

Page 2 of 5

1
Names of Reporting Persons.
Avdolyan Albert
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)
(b)

3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION
Russian Federation

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5
SOLE VOTING POWER
 2 890 575
6 SHARED VOTING POWER
 0


7
SOLE DISPOSITIVE POWER
 2 890 575

8
SHARED DISPOSITIVE POWER
 0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 2 890 575

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0,46 %

12
TYPE OF REPORTING PERSON IN


Item 1.

(a) Name of Issuer
Arrival

(b) Address of Issuer's Principal Executive Offices
1, rue Peternelchen
Howald, Grand Duchy of Luxembourg L-2370

Item 2.

(a) Name of Person Filing
Avdolyan Albert
(b) Address of Principal Business Office or, if none, Residence
Presnenskaya emb., 6 bld. 2, floor 39, Moscow, Russia 123317
(c) Citizenship
Russian Federation
(d) Title of Class of Securities
Common Stock
(e) CUSIP Number L0423Q108

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)
?
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
?
Investment company registered under
section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)
?
An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)
?
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)
?
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)
?
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
?
Group, in accordance with 240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

(a) Amount beneficially owned: 2 890 575.
(b) Percent of class: 0,46%.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 2 890 575.
(ii) Shared power to vote or to direct the vote: 0.
(iii) Sole power to dispose or to direct the disposition of: 2 890 575.
(iv) Shared power to dispose or to direct the disposition o: 0.

Item 5. Ownership of Five Percent or Less of a Class

	Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent Holding Company

      Not applicable.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of Group

      Not applicable.

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 09, 2022



Date




Signature /s/ Avdolyan Albert

Avdolyan Albert
Name/Title